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                                                                    EXHIBIT 10.6


NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO SHARES OF THE BANK'S STOCK SHALL BE ISSUED PURSUANT HERETO UNLESS: THE BANKS 1989 STOCK OPTION PLAN SHALL HAVE FIRST BEEN APPROVED BY THE SHAREHOLDERS OF THE BANK HOLDING NOT LESS THAN A MAJORITY OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK.

                          WESTERN SIERRA NATIONAL BANK

                        INCENTIVE STOCK OPTION AGREEMENT

        THIS AGREEMENT, dated the 14th day of November, 1996, by and between Western Sierra National Bank, a California corporation (the "Bank"), and Gary D. Gall ("Optionee");

        WHEREAS, pursuant to the 1989 Stock Option Plan of the Bank (the "Plan"), the Board of Directors of the Bank (or the Stock Option Committee, if authorized by the Board of Directors) has authorized granting to Optionee a stock Option to purchase all or any part of ten thousand (10,000) authorized but unissued shares of the Bank's common stock for cash at the price of ten Dollars ($10.00) per share, such Option to be for the term and upon the terms and conditions hereinafter stated;

        NOW, THEREFORE, it is hereby agreed:

        1. Grant of Option. Pursuant to said action of the Board of Directors (or the Stock Option Committee) and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Bank hereby grants to Optionee the Option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of ten thousand (10,000) shares of the Bank's Common Stock (hereinafter called "stock") at the price of ten Dollars ($10.00) per share, which price is not less than one hundred percent

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(100%) of the fair market value of the stock as of the date of action of the
Board of Directors (or the Stock Option Committee) granting this Option.

         2. Exercisability. This Option shall be exercisable. vested @ 20% per year over five years. This Option shall remain exercisable as to all of such shares until, (but not after the expiration of ten (10) years from the date this Option is granted) unless this Option has expired or terminated earlier in accordance with the provisions hereof. Shares as to which this Option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this Option.

        3. Exercise of Option. This Option may be exercised by written notice delivered to the Bank stating the number of shares with respect to which this Option is being exercised, together with cash in the amount of the purchase price of such shares. Not less than ten (10) shares may be purchased at any one time unless the number purchased is the total number which may be purchased under this Option and in no event may the Option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of any federal and state taxes then due.

        4. Cessation of Employment. Except as provided in Paragraphs 2 and 5 hereof, if Optionee shall cease to be employed by the Bank or a subsidiary corporation for any reason other than Optionee's death or disability (as defined in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended from time to time), this Option shall expire three (3) months thereafter. During the three month period this Option shall be exercisable only as to those installments, if any, which had accrued as of the date when Optionee ceased to be employed by the Bank or the subsidiary corporation.


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        5. Termination of Employment for Cause. If Optionee's employment by the
Bank or a subsidiary corporation is terminated for cause, this Option shall expire immediately, unless reinstated by the Board of Directors within thirty
(30) days of such termination by giving written notice of such reinstatement to Optionee at his last known address. In the event of such reinstatement, Optionee may exercise this Option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by the Bank or subsidiary corporation upon the date of such termination for a reason other than cause or death. Termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith or any conduct detrimental to the interests of the Bank or a subsidiary corporation and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.

        6. Nontransferability, Disability or Death of Optionee. This Option shall not be transferable except by Will or by the laws of descent and distribution and shall be exercisable during Optionee's lifetime only by Optionee. If Optionee dies while employed by the Bank or a subsidiary corporation, or during the three-month period referred to in Paragraph 4 hereof, this Option shall expire one (1) year after the date of Optionee's death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee's death but before such expiration, the persons to whom Optionee's rights under this Option shall have Passed by Will or by the applicable laws of descent and distribution or the executor or administrator of Optionee's estate shall have the right to exercise this Option as to those shares for which installments had accrued under Paragraph 2 hereof as of the date on which Optionee ceased to be employed by the Bank or a subsidiary corporation.

        If Optionee shall terminate employment because of disability (as defined in Section 105(d)(4)


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of the Internal Revenue Code of 1986, as amended from time to time), Optionee may exercise this Option to the extent he or she is entitled to do so at the date of termination, at any time within 12 months of the date of termination, but in no event later than expiration date in paragraph 2.

        7. Employment. This Agreement shall not obligate the Bank or a subsidiary corporation to employ Optionee for any period, nor shall it interfere in any way with the right of the Bank or a subsidiary corporation to reduce Optionee's compensation.

        8. Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the Bank's stock subject to this Option until the date of issuance of stock certificates to Optionee. Except as provided in
Section 13 of the Plan, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

        9. Modification and Termination by Board of Directors. The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 13 and 14 of the Plan.

        10. Notification of Sale. Optionee agrees that Optionee, or any person acquiring shares upon exercise of this Option, will notify the Bank not more than five (5) days after any sale or other disposition of such shares.

        11. Representations of Optionee. No shares issuable upon the exercise of this option shall be issued and delivered unless and until all applicable requirements of federal law and of the Securities and Exchange Commission pertaining to the issuance and sale of such shares, and all applicable listing requirements of the securities exchanges, if any, on which shares of the Bank of the Same class are then listed shall have been complied with. Upon exercise of any portion of this option, the person entitled to execute the Same shall execute the letter attached hereto as Exhibit "A". The Bank may


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require a letter from counsel acceptable to the Bank that all federal and state securities laws have been complied with, prior to the issuance of any shares under this option. In addition, if the Optionee is an "affiliate" for purposes of the Securities Act of 1933, there may be additional restrictions on the resale of stock, and Optionee therefore agrees to ascertain what those restrictions are and to abide by the restrictions and other applicable federal and state securities laws.

        Furthermore, the Bank may, if it deems appropriate, issue stop transfer instructions against any shares of stock purchased upon the exercise of this option and affix to any certificate representing such shares the legends which the Bank deems appropriate.

        12. Notices. Any notice to the Bank provided for in this Agreement shall be addressed to it in care of its President or Chief Administrative Officer at its main office and any notice to Optionee shall be addressed to Optionee's address on file with the Bank or a subsidiary corporation, or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to Optionee in person, and to the Bank by personal delivery to its President or Chief Administrative Officer.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

OPTIONEE                                  WESTERN SIERRA NATIONAL BANK

By /s/ GARY D. GALL                       By  /s/ O. I. SCARIOT
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                                          By  /s/ JOSEPH SURRA
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